Exhibit 99

For Immediate Release

CONSOLIDATED WATER REPORTS FIVE PLANTS OPERATIONAL ONE MONTH AFTER HURRICANE IVAN HITS CAYMAN ISLANDS

COMPANY SUPPLYING WATER TO ENTIRE DISTRIBUTION SYSTEM

GEORGE TOWN, Cayman Islands, B.W.I. October 19, 2004 — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced that production has resumed at five of the six seawater desalination plants operated by the Company on Grand Cayman Island and that the Company is supplying water to its entire distribution system on a 24/7 basis. “We consider this an outstanding achievement, in light of the significant damage caused last month by Hurricane Ivan, the most devastating hurricane to hit the Cayman Islands in the past 72 years,” stated Mr. Jeffrey Parker, Chairman of Consolidated Water Co. Ltd.

Electricity from the public utility has been restored to the West Bay plant, which is now operating at 100% of capacity. The Governor’s Harbour plant was restored to 100% of capacity late last week, on power provided by Company generators. The North Sound and Red Gate water production plants, which have been able to access electrical power from the public utility, are operating at 100% of capacity. Containerized generator sets have been installed at the Lower Valley plant, which is currently operating at 100% capacity. The Britannia plant, the smallest of the six facilities, was significantly damaged by storm surge that flooded the plant building with seawater, and it may be a total loss. The Company is now meeting a reduced customer demand for water without the Britannia plant production.

The Company believes that lost sales during the period from late September 11, 2004 to September 17, 2004, when the Company was unable to produce any water, coupled with lower demand due to the present closures of some tourism-related properties within its distribution area, will negatively impact previous earnings estimates for 2004. The exact impact to earnings is unknown at this time.

Management reports that Consolidated Water’s headquarters staff continues to operate out of temporary facilities and is providing excellent service to customers. However, disruptions in administrative activities during the past several weeks will require the Company to take a five-day extension in the filing of its Form 10-Q for the quarter ended September 30, 2004. When the hurricane hit Grand Cayman, the Company was in the process of implementing various improvements in its internal control over financial reporting in preparation for issuing management’s first assessment of the effectiveness of such internal control in the Company’s Form 10-K for the year 2004, as mandated by Section 404 of the Sarbanes-Oxley Act. However, such activities were curtailed when the hurricane struck, and the past month has been devoted primarily to the restoration of plant production, the repair of distribution pipelines, and the provision of customer service. As a result, Consolidated’s headquarters staff is unlikely to complete all of the planned improvements required for management and the Company’s independent public accountants to issue unqualified attestation reports on the Company’s internal control over financial reporting. Consolidated’s headquarters staff may also need additional time to complete all of the work required to file the Company’s Form 10-K for the year 2004, and the Company may have to take up to a fifteen-day extension to file that report with the Securities and Exchange Commission.

As noted in an earlier news release, the Company believes it has adequate property and business interruption insurance to cover any damage caused by Hurricane Ivan when it struck Grand Cayman on September 11th and 12th. Consolidated has retained the services of Reinsurance Solutions International LLC to evaluate the damage caused by Hurricane Ivan and to assist the Company in securing all of the property and business interruption insurance benefits due under its policies.

The Company will provide additional information to the investment community when available.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates reverse osmosis seawater conversion facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “intend,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the condition of the Company’s facilities on Grand Cayman, the amount of proceeds to be received under the Company’s insurance policies, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com